11

Part II   OTHER INFORMATION

     6 (a) - Exhibits

     Exhibit 11 - Computation of per share earnings

                                          Three Months Ended
                                              April 30
                                           1994       1993

     Earnings per Common & Common Equivalent Share:

     Net Earnings                       $51,753    $29,448

     Weighted Average Shares
          Outstanding                   148,045    146,220
     Dilutive Effect of Common
          Stock Equivalents                 167        376
     Weighted Average Shares,
          as Adjusted                   148,212    146,596

     Earnings per Common &
          Common Equivalent Share         $0.35      $0.20

     Earnings per Common Share - Assuming Full Dilution:

     Net Earnings                       $51,753    $29,448
     Interest (After Taxes) on
          Convertible Debt                1,912
     Net Earnings, as Adjusted          $53,665    $29,448

     Weighted Average Shares
          Outstanding                   148,045    146,220
     Dilutive Effect of Common
          Stock Equivalents                 167        376
     Shares Added if All Debt
          Converted                      11,003
     Weighted Average Shares,
          as Adjusted                   159,215    146,596

     Earnings per Common Share
          - Assuming Full Dilution        $0.34      $0.20